Exhibit 99.1

Apollo Investment Corporation Announces Senior Management Appointments

June 6, 2016 — Apollo Investment Corporation (NASDAQ: AINV), or the “Company,” today announced the appointment of Howard Widra as President. Mr. Widra, who has worked at Apollo Global Management, LLC (AGM) and/or its affiliates since 2013, most recently as Co-Head of Direct Origination, replaces Edward Goldthorpe who resigned that post along with his role as the Chief Investment Officer of the Company’s investment adviser, Apollo Investment Management, L.P. (AIM). The Company also announced that AIM’s Deputy Chief Investment Officer Tanner Powell was named that unit’s Chief Investment Officer and that Patrick Ryan, who has over 30 years of credit experience and has been with AGM since 2015, has been given the added title of AIM’s Chief Credit Officer to formalize his existing role.

Apollo Investment Corp. Chief Executive Officer, James Zelter said, “We thank Ted for his significant contributions over the last several years and wish him well in his future endeavors. We are excited about the opportunity for Howard and his team to further the Company’s strategic plan amid the pullback of traditional financial institutions and the recent credit market volatility. We believe Apollo Investment Corp. is especially well positioned to offer an even wider set of attractive investment solutions following the Security and Exchange Commission’s recent decision to grant the Company co-investment exemptive relief, which will allow it to participate in negotiated investment opportunities with other funds and vehicles managed by AGM. Howard’s successful track record in the direct origination business, supported by the strong investment team and credit oversight of Tanner and Patrick, will also help the Company capitalize on compelling risk adjusted return opportunities.”

About Howard Widra

Mr. Widra has been with Apollo Global Management, LLC and/or its affiliates since 2013, most recently serving as Co-Head of Direct Origination. Mr. Widra is a co-founder of MidCap Financial, a $6 billion specialty finance business, and was formerly its Chief Executive Officer. Prior to MidCap, Mr. Widra was the founder and President of Merrill Lynch Capital Healthcare Finance. Prior to Merrill Lynch, Mr. Widra was President of GE Capital Healthcare Commercial Finance and held senior roles in its predecessor entities including President of Heller Healthcare Finance, and COO of Healthcare Financial Partners. Mr. Widra holds a J.D., Cum Laude, from the Harvard Law School and a B.A. in Economics from the University of Michigan.

About Tanner Powell

Mr. Powell joined Apollo Investment Management, L.P. in 2006, most recently serving as Deputy Chief Investment Officer. From 2004 to 2006, Mr. Powell was with Goldman Sachs’ Principal Investment Area (PIA). From 2002 to 2004, Mr. Powell was in investment banking at Deutsche Bank. Mr. Powell graduated from Princeton University with a BA in Political Economy.

About Patrick Ryan

Mr. Ryan joined Apollo Global Management, LLC in 2015, where he serves as Chief Credit Officer for the credit business. Prior to joining Apollo, Mr. Ryan was at Citibank since 1996 in various Senior Credit Officer roles across all of Citi’s asset classes and geographies, including most recently serving as Chief Credit Officer for Citi’s $600 billion corporate credit portfolio and Chief Risk Officer overseeing risk governance and risk management for Citibank N.A.’s $1.3 trillion balance sheet. Mr. Ryan co-founded and serves as President of Staten Island ACHIEVE Dollars for Scholars, a charitable foundation providing college scholarships to students on Staten Island. Mr. Ryan co-founded the Cardinal Scholarships and is a Member of the Wesleyan University Athletic Advisory Council. Mr. Ryan has a B.A. in American History from Wesleyan University and a M.B.A. from Columbia Business School.

About Apollo Investment Corporation

Apollo Investment Corporation (NASDAQ: AINV) is a closed-end investment company that has elected to be treated as a business development company under the Investment Company Act of 1940. The Company invests primarily in various forms of debt investments, including secured and unsecured debt, loan investments, and/or equity in private middle-market companies. The Company may also invest in the securities of public companies and structured products and other investments such as collateralized loan obligations and credit-linked notes. The Company seeks to provide private financing solutions for private companies that do not have access to the more traditional providers of credit. Apollo Investment Corporation is managed by Apollo Investment Management, L.P., an affiliate of Apollo Global Management, LLC, a leading global alternative investment manager. For more information, please visit www.apolloic.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve risks and uncertainties, including, but not limited to, statements as to our future operating results; our business prospects and the prospects of our portfolio companies; the impact of investments that we expect to make; our contractual arrangements and relationships with third parties; the dependence of our future success on the general economy and its impact on the industries in which we invest; the ability of our portfolio companies to achieve their objectives; our expected financings and investments; the adequacy of our cash resources and working capital; and the timing of cash flows, if any, from the operations of our portfolio companies.

We may use words such as “anticipates,” “believes,” “expects,” “intends,” “will,” “should,” “may” and similar expressions to identify forward-looking statements. Such statements are based on currently available operating, financial and competitive information and are subject to various risks and uncertainties that could cause actual results to differ materially from our historical experience and our present expectations. Statements regarding the following subjects, among others, may be forward-looking: the return on equity; the yield on investments; the ability to borrow to finance assets; new strategic initiatives; the ability to reposition the investment portfolio; the market outlook; future investment activity; and risks associated with investing in real estate assets, including changes in business conditions and the general economy. Undue reliance should not be placed on such forward-looking statements as such statements speak only as of the date on which they are made. We do not undertake to update our forward-looking statements unless required by law.

Contact

Elizabeth Besen

Investor Relations Manager

Apollo Investment Corporation

(212) 822-0625

ebesen@apollolp.com